                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant  [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission only (as permitted by Rule
14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          INFORMATION RESOURCES, INC.
           ---------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
           ---------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

        [ ]  Fee paid previously with preliminary materials
        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing party:

     (4) Date filed:

                          INFORMATION RESOURCES, INC.
                            150 NORTH CLINTON STREET
                            CHICAGO, ILLINOIS 60661

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 21, 1998

To the Stockholders of
  INFORMATION RESOURCES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders of INFORMATION RESOURCES, INC. (the "Company"), will be held at the offices of the Company, 150 North Clinton Street, Chicago, Illinois 60661, on Thursday, May 21, 1998, at 10:00 am Central Daylight Time, for the purpose of considering and acting upon the following matters:

          1. To elect four directors to the Board of Directors of the Company, each to serve for a term of three years;

          2. To consider and act upon such other business as may properly come before the Meeting or any adjournment thereof.

     Stockholders of record as of the close of business on April 10, 1998, will be entitled to notice of and to vote at the Meeting. The transfer books will not be closed. For ten days prior to the Meeting, a list of stockholders entitled to vote at the Meeting with the address of and number of shares held by each will be kept on file at the offices of the Company at 150 North Clinton Street, Chicago, Illinois 60661 and will be subject to inspection by any stockholder at any time during the Company's usual business hours. The list will also be available for inspection by any stockholder during the Meeting. Stockholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

     The annual report of the Company for the year 1997 is being mailed to all stockholders of record and accompanies this Proxy Statement.
                                          By order of the Board of Directors,
                                          INFORMATION RESOURCES, INC.

                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
April 21, 1998
                            ------------------------

                             YOUR VOTE IS IMPORTANT
                PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING
                            ------------------------

                                PROXY STATEMENT

                          INFORMATION RESOURCES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1998

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Information Resources, Inc., a Delaware corporation (the "Company"), 150 North Clinton Street, Chicago, Illinois 60661, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of stockholders to be held on May 21, 1998, and any adjournments thereof (the "Meeting"). Stockholders of record as of the close of business on April 10, 1998 are entitled to notice of and to vote at the Meeting. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is April 21, 1998.

     Stockholders are urged to sign, date and complete the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose. Returning a proxy card will not prevent a stockholder from attending the Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the persons designated on the proxy (i) for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or unwilling to serve), and (ii) in the discretion of such persons, upon such matters not presently known or determined which may properly come before the Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the form, and transmit it directly to such other designated person or persons for use at the Meeting.

     A stockholder who has given a proxy may revoke it at any time before it is voted by (i) submitting a subsequently dated proxy, (ii) written notification to the persons named therein as proxies, which may be mailed or delivered to the Secretary of the Company at the above address, or (iii) attendance at the Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy. All shares represented by effective proxies will be voted at the Meeting and at any adjournments thereof.

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Meeting, but if a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Under applicable Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Meeting.

     Directors will be elected by the plurality vote of the holders of Common Stock entitled to vote at the Meeting and present in person or by proxy. The remaining proposals described herein require the vote of holders of a majority of the shares of Common Stock entitled to vote at the Meeting and present in person or by proxy. Under applicable Delaware law, abstentions will be deemed present and entitled to vote and will, therefor, have the effect of a negative vote on the proposals other than the election of directors, but will have no effect on the outcome of the election of directors. A broker non-vote will have no effect on any proposal described in the proxy statement, including the election of directors.

     The Company has one class of stock outstanding, common stock, $.01 par value per share ("Common Stock"). On April 10, 1998, 28,712,259 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the Meeting. There are no cumulative voting rights with respect to the election of directors.

                            OWNERSHIP OF SECURITIES

     The following table shows the total number of shares of Company Common Stock beneficially owned as of the dates designated below, and the percentage of Company Common Stock so owned as of that date, with respect to each person who is known to be the beneficial owner of more than 5% of the Company's Common
Stock:

                                                                  AMOUNT AND
                                                                   NATURE OF
                NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
                ------------------------                    -----------------------    ----------------
Fidelity Management and Research                                     1,914,878(2)            6.67
One Federal Street
Boston, MA. 02109
R. Eliot King and Associates, Inc.                                   1,860,360(3)            6.48
3000 Sand Hill Road, Suite 2-245
Menlo Park, CA. 94025
State of Wisconsin Investment Board                                  1,811,514(4)            6.31
P.O. Box 7842
Madison, WI. 53707
Dresdner RCM Global Investors                                        1,608,816(5)            5.60
Four Embarcadero Center, Suite 3000
San Francisco, CA. 94111-4189
Merrill Lynch Asset Management                                       1,458,100(6)            5.08
800 Scudders Mill Road
Plainsboro, NJ. 08536

     The following table shows the total number of shares of Company Common Stock beneficially owned as of April 10, 1998, and the percentage of Company Common Stock so owned as of that date with respect to (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table below (the "Named Executive Officers"), and (iii) all directors and executive officers as a group:

                                                                  AMOUNT AND
                                                                   NATURE OF
                NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(7)    PERCENT OF CLASS
                ------------------------                    -----------------------    ----------------
James G. Andress........................................              34,160                   **
Edwin E. Epstein........................................              33,210                   **
Gerald J. Eskin, Ph.D...................................             503,230                 1.74
Gian M. Fulgoni.........................................             795,579*                2.73
Gary M. Hill............................................             147,084*                  **
John D.C. Little, Ph.D..................................             218,801                   **
Leonard M. Lodish, Ph.D.................................              49,869                   **
Edward E. Lucente.......................................              18,035*                  **
Edith W. Martin, Ph.D...................................              14,550*                  **
John P. McNicholas, Jr..................................              21,950                   **
Randall S. Smith........................................             325,624*                1.12
Jeffrey P. Stamen.......................................             104,160                   **
Glen L. Urban, Ph.D.....................................              49,103                   **
Thomas W. Wilson, Jr....................................              79,375*                  **
All directors and executive officers as a group (16                2,629,711                 8.15
  persons)..............................................

---------------

 * Includes open market purchases of the Company's common stock in the amount of 9,200 shares in November 1995 for Mr. Fulgoni: 10,000 shares in November 1995 for Mr. Wilson; 2,000 shares in November 1995 for Mr. Lucente and 390 shares in December 1995 for Dr. Martin. Also includes acquisitions of the Company's common stock upon the cash exercise of stock options in the amount of

   2,866 shares in December 1997 for Mr. Fulgoni; 4,072 shares in September 1996; 15,923 shares in November 1996 and 2,293 shares in December 1997 for Mr. Smith; and 4,000 shares in March 1998 for Mr. Hill.

** Less than 1%.

(1) Based on 28,712,259 shares outstanding on April 10, 1998

(2) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of January 20, 1998, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.

(3) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of January 28, 1998, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.

(4) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of January 22, 1998, which indicates that this stockholder is a government agency which manages public pension funds.

(5) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of January 30, 1998, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.

(6) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 6, 1998, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.

(7) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The number of shares disclosed for the following individuals includes stock options which are exercisable within 60 days of April 10, 1998 in the following amounts: James G. Andress -- 31,875 options; (ii) Edwin E. Epstein -- 18,125 options; (iii) Gerald Eskin, PhD. -- 134,178 options; (iv) Gian M. Fulgoni -- 479,153 options; (v) Gary M. Hill -- 143,083 options; (vi) John D.C. Little, Ph.D. -- 41,516 options;
    (vii) Leonard M. Lodish, Ph.D. -- 46,050 options; (viii) Edward E. Lucente -- 13,750 options; (ix) Edith W. Martin, Ph.D. -- 11,875 options; (x) John
    P. McNicholas, Jr. -- 20,750 options; (xi) Randall S. Smith -- 240,936 options; (xii) Jeffrey P. Stamen -- 101,875 options; Glen L. Urban, Ph.D. -- 18,750 options; (xiv) Thomas W. Wilson, Jr. -- 69,375 options; and (xv) all directors and officers as a group (16 persons) -- 1,436,706 options.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Section 16") sets forth certain filing requirements relating to securities ownership by directors, executive officers and ten percent stockholders of a publicly-held company. To the Company's knowledge, all filing requirements were satisfied by the Company's directors and executive officers. In making the foregoing disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the Section 16 reports that they have filed with the SEC.

                             ELECTION OF DIRECTORS

                 (PROPOSAL NUMBER 1 ON THE ENCLOSED PROXY CARD)

     The By-laws of the Company provide that the number of directors of the Company shall not be less than five nor more than fifteen and will be determined from time to time by resolution of the Board of Directors. The number of directors is currently set at twelve. The Certificate of Incorporation of the Company provides for a classified Board of Directors consisting of three classes (as nearly equal in number as possible) and that the directors will be elected to hold office for terms of three years or until their successors are elected and qualified. Those directors identified below as nominees for election have been nominated for election to full three-year terms ending in 2001. Also listed below are the remaining directors of the Company whose terms expire as indicated below. If the listed nominees are elected at the Meeting, the Board of Directors will have one vacancy. The Board of Directors is continuing its search for a new director and this vacancy will be filled when the evaluation process is completed.

     It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of the listed nominees. Proxies will not be voted for a greater number of nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specification, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, as of the date of this Proxy Statement, officials of the Company know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

NOMINEES FOR ELECTION:

                                                            POSITIONS WITH COMPANY, BUSINESS
                   NAME                     AGE              EXPERIENCE AND OTHER POSITIONS
------------------------------------------  ---   ----------------------------------------------------
Gian M. Fulgoni...........................  50    Chief Executive Officer since 1986; Chairman of the
                                                  Board of Directors from February 1991 until April
                                                  1995; Director since 1981; Current member of the
                                                  Executive Committee; Director of PLATINUM
                                                  technology, inc.

Leonard M. Lodish, Ph.D...................  54    Director of the Company since 1985; Samuel R.
                                                  Harrell Professor of the Marketing Department at the
                                                  Wharton School of Business, University of
                                                  Pennsylvania; Director of Franklin Electronic
                                                  Publishers, Inc. and J&J Snack Foods Corp.

Edith W. Martin, Ph.D.....................  52    Director of the Company since 1991; Current member
                                                  of the Compensation Committee and Executive Stock
                                                  Option Committee; Vice President, Information
                                                  Systems and Chief Information Officer for Eastman
                                                  Kodak, Co., from 1996 to 1997. Executive Vice
                                                  President and Chief Technology Officer for the
                                                  Student Loan Marketing Association (Sallie Mae) from
                                                  August 1994 until January 1996; Executive Vice
                                                  President and Chief Information Officer for INTELSAT
                                                  from July 1992 until August 1994; Vice President of
                                                  High Technology Center for the Boeing Company from
                                                  1984 to 1992; Director of Immunex Corporation and
                                                  Pharmacopeia, Inc.

Thomas W. Wilson, Jr......................  66    Director of the Company since 1991; Chairman of the
                                                  Board of Directors since April 1995; Current
                                                  Chairman of the Executive Committee; Senior Partner
                                                  of McKinsey & Company, management consultants, from
                                                  1973 until 1990 (retired); Director of Aerial
                                                  Communications, Inc.

TERMS EXPIRING IN 1999:
James G. Andress..........................  59    Director of the Company since 1989; Current member
                                                  of the Executive Committee and Audit Committee;
                                                  Current Chairman of the Compensation Committee;
                                                  President and Chief Operating Officer of the Company
                                                  from 1994 to 1995; Chief Executive Officer from 1990
                                                  to 1995; Vice-Chairman from 1993 until 1994;
                                                  President from 1989 until 1993; Director of The
                                                  Liposome Company, Inc., NeoRx Corp., Sepracor, Inc.,
                                                  OPTION CARE, Inc., Warner Chilcott PLC, XOMA
                                                  Corporation, and The Allstate Corporation.
Edwin E. Epstein..........................  74    Director of the Company since 1987; Current member
                                                  of the Executive Committee and Chairman of the Audit
                                                  Committee; President of Retailing Insights, Inc.,
                                                  food industry consultants -- 1971 until 1995.
                                                  Director of PIA Merchandising Services.

Edward E. Lucente.........................  58    Director of the Company since 1991; Current member
                                                  of the Compensation Committee and Executive Stock
                                                  Option Committee; President & CEO of QMS, Inc 1997
                                                  to present; President and CEO of Liant Software
                                                  Corp., from 1995 to 1997; Head of worldwide sales
                                                  and marketing of Digital Equipment Corp. from March
                                                  1993 until April 1994; Executive Vice-President of
                                                  Northern Telecom Limited from January 1992 until
                                                  March 1993; Member of the Executive Office of
                                                  Northern Telecom limited from February 1991 until
                                                  March 1993; Director of Compuserve and QMS, Inc.

Jeffrey P. Stamen.........................  52    Director of the Company since March 1994; Senior
                                                  Vice-President of the OLAP Division of Oracle
                                                  Corporation since July 1995; President -- IRI
                                                  Software from February 1991 to July 1995; Vice
                                                  President of the Company from January 1986 to July
                                                  1995.
TERMS EXPIRING IN 2000:

Gerald J. Eskin, Ph. D....................  63    Co-founder of the Company; Director of the Company
                                                  since 1977; Vice Chairman since December 1981;
                                                  Professor of Marketing at the University of Iowa
                                                  since 1974 (currently adjunct status).

John D.C. Little, Ph.D....................  70    Director of the Company since 1985; Current member
                                                  of the Executive Committee; Professor of Management
                                                  Science at The Sloan School of Management,
                                                  Massachusetts Institute of Technology.

Glen L. Urban, Ph.D.......................  58    Director of the Company since 1986; Current member
                                                  of the Audit Committee; Professor of Management
                                                  Science at, and Dean of, The Sloan School of
                                                  Management, Massachusetts Institute of Technology;
                                                  Director of The Dexter Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS, MEETINGS AND COMPENSATION OF DIRECTORS

     During 1997, the Board of Directors met on five occasions, and all members attended at least 75% of the Board of Director's meetings and their respective Committee meetings.

     The Board of Directors maintains an Executive Committee, Audit Committee, Compensation Committee and Executive Stock Option Committee. The Company has no nominating committee. The nominating function is performed by the Board of Directors, which has not established a formal policy or procedure for considering potential nominees including potential nominees recommended by stockholders.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided by the by-laws or limited by the provisions of the Delaware General Corporation Law. The Executive Committee met during 1997 on three occasions.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors for the following year and reviews the scope of the audit, the independent auditors report and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting policies. The Audit Committee met during 1997 on three occasions.

     The Compensation Committee is responsible for reviewing and approving salaries and other compensation for the Company's executive officers. The Committee also makes recommendations to the Executive Stock Option Committee with respect to stock option grants to the Company's directors and executive officers pursuant to the Executive Option Plan. The Compensation Committee and the Executive Stock Option Committee held one joint meeting in 1997.

     The Executive Stock Option Committee is responsible for making determinations regarding the grant of stock options from time to time to the Company's directors and executive officers pursuant to the Executive Option Plan. During 1997, the Executive Stock Option Committee approved all director and executive stock option grants throughout the course of the year.

     Directors of the Company who are also employees do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Non-employee Directors are issued shares of common stock in lieu of 75 percent of the cash retainer otherwise payable for his or her services on the Board. Pursuant to this plan, each non-employee Director received 1,097 shares of common stock in 1997 and an annual retainer fee of $3,750. Non-employee Directors receive $1,500 for each Board meeting attended paid in cash. Non-employee Directors who serve on a committee each receive an annual cash fee of $2,500. Chairpersons of such committee each receive an annual cash fee of $5,000. Total cash fees for committee membership and the cash portion of the annual retainer paid during 1997 to non-employee Directors were as follows: Mr. Andress, $12,750; Mr. Epstein, $10,250; Mr. Eskin, $5,250; Mr. Little; $5,250; Mr. Lodish; $5,250; Mr. Lucente, $12,750; Dr.
Martin; $10,250; Mr. Stamen, $5,250; and Mr. Urban, $7,750. All directors are reimbursed for travel expenses.

     Each Non-employee Director receives an annual grant of 2,500 stock options. During 1997, the Company granted options to purchase 2,500 shares of the Company's Common Stock to each of the non-employee Directors listed above at an exercise price of $14.00, the market value of the Company's Common Stock on the date of grant.

                             EXECUTIVE COMPENSATION

     The following information regarding compensation is given with respect to Gian M. Fulgoni, who served in the capacity of Chief Executive Officer during the last completed fiscal year and the four other highest paid executive officers of the Company (the "Named Executive Officers").

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving the annual salary, bonus and other compensation of the Company's executive officers. The Committee also makes recommendations to the Executive Stock Option Committee with respect to stock option grants to the Company's executive officers. The Committee is composed entirely of outside directors.

     The goals of the Company's compensation programs are to align executive compensation with the Company's performance, and to attract, retain and reward executive officers who contribute to the Company's success within a highly competitive information and software services industry. The programs are intended to support the goal of increasing stockholder value by achieving specific financial and strategic objectives.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on executive compensation in future years. Section 162(m) disallows a tax deduction by any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a Named Executive Officer, unless compensation is performance based. The Committee has determined that, while Section 162(m) should be given consideration in compensating executive officers, the Committee's compensation philosophy should not be arbitrarily altered in order to limit or maintain executive compensation within the Section 162(m) deduction limit. The Committee has, however, determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to permit all amounts paid to the Named Executive Officers to be deductible by the Company.

  Compensation of Executive Officers Generally

     The Company's fundamental compensation philosophy is to relate the total compensation package for an executive officer directly to his or her contribution to the Company's performance objectives. Each executive's incentive, or "at risk," compensation is typically directly tied to the achievement of both Company and individual objectives, including both quantitative and qualitative objectives. The performance objectives of each executive officer differs depending upon individual roles and responsibilities within the management group and typically include performance objectives for both the Company and a business unit or function for which the executive officer has direct involvement. Certain elements of compensation for individual executive officers are also dictated by employment contracts or agreements that are in place.

     In 1997, the Committee emphasized financial, strategic and service/quality oriented objectives. It generally based its determination of executive performance upon the achievement of the following pre-established objectives:
(i) improvement of the Company's earnings per share; (ii) improvement of the Company's cash flow; and (iii) other quantitative and qualitative objectives. These other objectives included, among others: (i) a quantitative goal for error reduction based on established quality measures and the achievement of specific milestones related to the Company's reengineering efforts (e.g. "Project Impact"); (ii) the development and implementation of other programs to increase productivity and efficiency and to enhance both quality and reliability; and
(iii) the development and implementation of enhanced financial and accounting control and information systems.

     For the year ended December 31, 1997, the Company's consolidated revenues increased 13% over 1996. Revenues from the Company's ongoing U.S. businesses were up 6% over 1996, while earnings from U.S. operations improved by 27% over 1996 levels. International revenues increased 47% versus a year ago and the loss from operations decreased 44%. As a result, overall consolidated operating results for the twelve months ended December 31, 1997 improved significantly and the Company returned to profitability after three years of operating losses. In addition, the Company's cash flow position continued to improve, with the Company generating positive cash flow in 1997.

     The Company's executive compensation package consists of three principal components: (i) base salary; (ii) potential for an annual cash bonus; and (iii) the opportunity to earn stock options grants. The Company generally seeks to position its compensation package for each executive position at a level which, for outstanding performance, is at or somewhat above industry average. In addition, the Company strives to make as much of the total compensation mix as possible, variable, based on performance.

     Salary. The Committee reviews each senior executive officer's salary annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, Company and individual performance for the preceding year, contractual provisions in employment and other agreements, as well as competitive market data on salary levels. During 1997 six officers received salary increases based on their performance, market adjustments and contractual provisions in employment and other agreements.

     Cash Bonuses. During fiscal year 1997, the senior executive officers of the Company were eligible for a target annual incentive bonus calculated by the Committee as a percentage of the officer's base salary. Target bonus is defined as the payment earned if an officer achieves 100% of his/her objectives. The Company's bonus plan allows for the payment of adjusted (i.e. lower or higher) amounts based on the comparison of results against objectives. For 1997, bonus targets ranged from 23% to 50% of an executive officers salary. As stated above, in determining the cash bonuses the Committee considered Company performance as well as other factors. A specified portion of this target bonus (generally as high as 70%) is based on the achievement of company-wide financial objectives. The balance is based on individual objectives which may be either readily measurable or qualitative. In 1998, six executive officers received cash bonuses for services rendered in 1997 based on (i) the improved financial results of the Company; (ii) the attainment of milestones related to Project Impact; (iii) the progress made on the development and implementation of financial control and information systems; and (iv) the progress made on other non-financial initiatives. The bonus amounts awarded to the Company's executive officers ranged from 57% to 81% of their targeted bonus potential, or 16% to 31% of salary.

     Option Grants. The Committee is responsible for recommending to the Executive Stock Option Committee the individuals to whom grants should be made, the timing of the grants, the exercise price per share and the number of shares subject to each option. The Executive Stock Option Committee has final approval of option grants made to executive officers. Stock options granted to executive officers generally vest over a four-year period and are typically granted with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. The ultimate value of stock options is directly tied to change in the value of a share of Common Stock. The Committee also considers the amount and terms of options already held by a particular officer, the amount and terms of options granted to that officer's peers, the role of each executive in accomplishing the Company's performance objectives and the highly competitive nature of the Company's industry.

     The Committee believes that stock based incentives for executive officers are an important feature of the Company's executive compensation package. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value and provide the executive officer with the opportunity to share in the appreciation of the value of the stock of the Company.

     During 1997, the Company awarded stock options to one executive officer to reward performance.

     Compensation of the Chief Executive Officers. The Office of the Chief Executive is currently served by Mr. Gian M. Fulgoni. During 1997, The Company compensated Mr. Fulgoni utilizing the same philosophy and general criteria used for other executive officers as described above. Mr. Fulgoni's principal quantitative performance objectives included specific earnings per share and cash flow targets and other objectives including data quality and service/product enhancements.

     During 1997, Mr. Fulgoni received a base salary of $355,210, an increase of $24,460 over the amount paid in 1996. Effective May 1, 1997 Mr. Fulgoni's base salary was increased to $370,000. Mr. Fulgoni's salary increase included a market adjustment recognizing the fact that Mr. Fulgoni had not received a base salary increase since 1993. The Committee awarded Mr. Fulgoni a $101,200 cash bonus, representing 57% of his target bonus potential, or 28% of salary. The Committee awarded Mr. Fulgoni a salary increase and a cash bonus recognizing the substantial progress made against objectives on several financial and non-financial criteria. The Committee also acknowledged the progress made in strategically repositioning the Company, consistent with its three year business plan.

     It is the Committee's view that Mr. Fulgoni's total compensation package was based on an appropriate balance of (i) the Company's performance in 1997;
(ii) individual performance levels; and (iii) competitive standards.

     The foregoing report has been approved by the current members of the Committee.

                                          The Compensation Committee

                                          James G. Andress, Chairman
                                          Edward E. Lucente*
                                          Edith W. Martin*
---------------

* Also members of the Executive Stock Option Committee.

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation to the Named Executive Officers for services rendered to the Company for the Company's last three fiscal years:

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                                                         NUMBER OF
                                              ANNUAL COMPENSATION        SECURITIES
                                           --------------------------    UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION         YEAR    SALARY     BONUS       OPTIONS      COMPENSATION(1)
       ---------------------------         ----   --------   --------   ------------   ---------------
Gian M. Fulgoni..........................  1997   $355,210   $101,200           0          $3,709
  Chief Executive Officer                  1996    330,750     55,600      35,000(2)        3,325
                                           1995    330,750          0           0           2,772

Randall S. Smith.........................  1997    288,493     89,600           0           3,709
  Group President -- Information           1996    286,000     53,700      30,000(2)        3,325
  Technology and International Services    1995    272,692          0      80,000(3)        2,772

Gary M. Hill(4)..........................  1997    281,854     85,200           0           3,709
  Executive Vice President and             1996    275,000     47,300      27,500(2)        2,288
  Chief Financial Officer                  1995    163,942(5)  20,000(6)  150,000(7)        1,143

Thomas W. Wilson, Jr.(4).................  1997    275,000     78,400           0               0
  Chairman of the Board                    1996    275,000     46,200           0               0
                                           1995    174,519(5)       0      80,000(8)            0

John P. McNicholas, Jr.(4)...............  1997    154,157     25,000       3,000           3,709
  Senior Vice President, Controller        1996    148,333     22,000           0           3,291
  and Chief Accounting Officer             1995     69,712(5)   8,400(6)   30,000(7)          602

---------------

(1) Except as otherwise noted, represents contributions made by the Company to the Information Resources, Inc. 401(k) Retirement Savings Plan.

(2) Options granted May 24, 1996, in connection with a salary freeze imposed on senior executive officers in 1996, to make the total executive compensation package more variable and to reward performance.

(3) Options granted May 24, 1995 in recognition of significantly increased responsibilities undertaken within the Company's international business operations.

(4) Mr. Hill, Mr. Wilson, and Mr. McNicholas each joined the Company's executive management team during fiscal year 1995.

(5) Salary from May 12, 1995 to December 31, 1995 for Mr. Wilson; May 15, 1995 to December 31, 1995 for Mr. Hill; and July 1, 1995 to December 31, 1995 for Mr. McNicholas.

(6) Cash bonus paid in 1996 for services rendered in 1995.

(7) Options granted as an inducement to join the Company's executive management team.

(8) Options granted November 27, 1995, in recognition of significantly increased responsibilities with the Company's executive management team.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during the Company's last fiscal year to each of the Named Executive Officers:

                                   INDIVIDUAL GRANTS
                               -------------------------                           POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF     % OF TOTAL                               ASSUMED ANNUAL RATES OF
                               SECURITIES     OPTIONS                               STOCK PRICE APPRECIATION FOR
                               UNDERLYING    GRANTED TO                                    OPTION TERM(2)
                                OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ------------------------------
            NAME                GRANTED     FISCAL YEAR    PRICE(1)      DATE           5%               10%
            ----               ----------   ------------   --------   ----------   -------------    -------------
John P. McNicholas, Jr.......    3,000(3)        .4         $14.00     05/22/07     $26,413.57       $66,413.57

---------------

(1) Represents the fair market value of the Company's Common Stock on the date of grant.

(2) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the price of the Company's common stock.

(3) The options are exercisable in four installments beginning on the first anniversary of the grant date and on the next three anniversaries thereafter.

AGGREGATE STOCK OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END STOCK OPTION VALUES

     The following table sets forth certain stock option information, including exercises during the Company's last fiscal year for each of the Named Executive
Officers:

                                                                                            VALUE OF UNEXERCISED
                                                     NUMBER OF SECURITIES UNDERLYING            IN-THE-MONEY
                            SHARES                   UNEXERCISED OPTIONS AT YEAR-END       OPTIONS AT YEAR-END(1)
                          ACQUIRED ON    VALUE     -----------------------------------   ---------------------------
          NAME             EXERCISE     REALIZED       EXERCISABLE       UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   --------   -------------------   -------------   -----------   -------------
Gian M. Fulgoni.........     2,866      $22,556          414,424            82,229        $500,764        $16,406
Randall S. Smith........     2,293       15,037          213,436            42,500         442,435         16,563
Gary M. Hill............         0            0           90,208            87,292          14,714         21,224
Thomas W. Wilson, Jr....         0            0           63,750            46,250          95,156         95,156
John P. McNicholas,
  Jr....................         0            0           10,000            23,000               0              0

---------------

(1) The value of "in-the-money options" represents the difference between the exercise price of such option and the stock price which was $13.38 per share at the close of business on December 31, 1997.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock over the past five fiscal years with the cumulative total return of (i) the Standard & Poors 500 Composite Index, and (ii) The PaineWebber LLC Marketing Services Index. The Furman-Selz Marketing Services Index, used by the Company in the 1997 performance graph, is no longer maintained. The PaineWebber LLC Marketing Services Index includes many of the same marketing services companies which were included in the Furman-Selz Marketing Services Index.

                             [PERFORMANCE GRAPH]

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with two of its Named Executive Officers, Randall S. Smith, Group President, Information Technology and International Services and Gary M. Hill, Executive Vice President and Chief Financial Officer. Mr. Smith's agreement provides for: (i) a minimum base salary of $286,000 per year; (ii) bonus or other incentive compensation as provided under any present or future incentive compensation plan of the Company as applied to other senior officers of the Company; and (iii) the right to participate during the employment period in all benefit plans applicable to senior officers of the Company. Mr. Smith's agreement may be terminated: (i) by Mr. Smith for "Good Reason" (as defined in the agreement) upon one month's prior written notice; or (ii) by the Company "With" or "Without" cause (as defined in the agreement) upon two months' prior written notice. If the agreement is terminated without cause or for good reason, Mr. Smith is entitled to receive:
(i) his base salary for a period of twelve months following the termination date; (ii) a pro rated bonus (determined based upon the average bonus awarded to other executive officers of the Company); and (iii) an extended option exercise period. In the event of Mr. Smith's death during the Employment Period all unvested options will immediately vest and be exercisable for 24 months from the date of death. In the event of a change of control (as defined in the Agreement) which occurs at least two years following the effective date of the Agreement, all of Mr. Smith's options, whether or not then vested, become immediately exercisable.

     Mr. Hill's agreement provides for: (i) a minimum base salary of $275,000 per year, (ii) participation in the Company's bonus plan; and (iii) the right to participate in all benefit plans applicable to senior officers of the Company. In the event of a change of control (as defined in the agreement) all of Mr. Hill's unvested options will vest immediately. In the event Mr. Hill's employment is terminated by the Company for any reason other than for cause or Mr. Hill's death or voluntary resignation (except in case of a resignation within one year following a change of control) Mr. Hill is entitled, for a period of 12 months, to continue to receive all benefits and to be paid at a rate equal to 130% of his base salary then in effect.

                              CERTAIN TRANSACTIONS

     The Company has entered into consulting agreements with Leonard M. Lodish, John D.C. Little, and Gerald Eskin, directors of the Company. Pursuant to these arrangements, 1997 payments were as follows; Dr. Lodish -- $104,473, Dr. Little -- $77,175, and Dr. Eskin -- $24,000.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Company's financial statements for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors. Ernst & Young has been selected as the Company's independent auditors for the calendar year 1998. It is expected that a representative of Ernst & Young LLP will attend the Meeting and will be available to make a statement, if they desire to do so, or respond to appropriate questions.

     At a meeting held on August 22, 1996 the Board of Directors of the Company approved the engagement of Ernst & Young LLP as its independent auditors for the fiscal year ending December 31, 1996 to replace Grant Thornton LLP, effective August 22, 1996. The appointment of Ernst & Young LLP was recommended to the Company's Board of Directors by its Audit Committee, composed of directors who are not officers or employees of the Company, on August 19, 1996 after a review of the Company's worldwide needs. The reports of Grant Thornton LLP on the Company's financial statements for the past two fiscal years did not contain an adverse or disclaimer of opinion nor was the opinion qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1995, and in the subsequent interim period, there were no disagreements with Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the matter in its report.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     In order for a proposal by a stockholder of the Company to be included in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of stockholders, the proposal must be received by the Company at its executive offices located at 150 North Clinton, Chicago, Illinois 60661-1416 no later than December 23, 1998.

                                 OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the Meeting. If, however, any other appropriate business should properly be presented at the Meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company has engaged Georgeson & Co., Inc. to assist in the distribution of proxy materials to shareholders of the Company. If Georgeson & Co. is requested to assist in the solicitation process, it will receive a fee from the Company of approximately $6,500, plus reimbursement of its out-of-pocket expenses. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

                             ADDITIONAL INFORMATION

     A copy of the Company's Annual Report on Form 10K, filed with the Securities and Exchange Commission, is available without charge upon written request addressed to the Corporate Secretary of the Company, 150 North Clinton, Chicago, Illinois 60661-1416.

                                          By order of the Board of Directors,
                                          INFORMATION RESOURCES, INC.

                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
April 21, 1998

PROXY                     INFORMATION RESOURCES, INC.                      PROXY
                           150 NORTH CLINTON STREET
                        CHICAGO, ILLINOIS  60881-1416


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1998


        The undersigned hereby appoints Gian M. Fulgoni and Edward S. Berger as Proxies, each with power to appoint his substitute, and hereby authorizes them, together or separately, to represent and to vote, as designated below, all shares of Common Stock of Information Resources, Inc. (the "Company") held of record by the undersigned on April 10, 1998, at the Annual Meeting of Stockholders to be held on May 21, 1998, or any adjournment thereof.

               PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE,
                     AND RETURN IN THE ENCLOSED ENVELOPE.


                (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------


[                                                                              ]

1. ELECTION OF DIRECTORS--                            For Withhold For All-(Except nominee(s) whose name(s) are written below)
   Nominees: Gian M. Fulgoni, Leonard M. Lodish,      All    All
   Ph.D., Edith W. Martin, Ph.D., and                 [ ]   [ ]  [ ]_____________________________________________________________
   Thomas W. Wilson, Jr.

2. In their discretion, the Proxies are authorized to               THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
   vote upon such other business as may properly                    DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO
   come before the meeting.                                         DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1.

                                                                                        Dated:__________________________,1998
                                                                               Signature(s)__________________________________
                                                                               ______________________________________________

                                                                               Please sign exactly as your name appears herein.
                                                                               When shares are held by joint tenants, both should
                                                                               sign. When signing as attorney, executor,
                                                                               administrator, trustee, or guardian, please give full
                                                                               title as such. If a corporation, please sign in full
                                                                               corporate name by president or other authorized
                                                                               officer.  If a partnership, please sign in
                                                                               partnership name by authorized person.
------------------------------------------------------------------------------------------------------------------------------------

                                                      - FOLD AND DETACH HERE -

                                                      YOUR VOTE IS IMPORTANT!
                                              PLEASE MARK, SIGN AND DATE, AND RETURN
                                                     IN THE ENCLOSED ENVELOPE.
